Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2022 relating to the December 31, 2021 and 2020 consolidated financial statements of U.S. Energy Corp., which appears in the Annual Report on Form 10-K of U.S. Energy Corp. for the year ended December 31, 2021.

/s/ Plante & Moran, PLLC

Denver, Colorado

September 2, 2022